POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert C. Donohoo his attorney-in-fact, with full power of substitution for his in any and all capacities, to sign any Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5 to be filed to report changes in equity securities of EFJ, Inc., and to file the same, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitution, may do so cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 20th day of February 2007.



Signed:  /s/ Jim Hoover
Print Name: Jim Hoover